EXHIBIT 99.1

For Immediate Release:

November 12, 2019

Investor Relations Contact: Christopher J. Brodhead Senior Vice President, Investor Relations chris.brodhead@broadstone.com 585.287.6499

Broadstone Net Lease, Inc. Announces Agreement to Internalize Management

Substantial cost savings anticipated to be in excess of $25 million in the first year

Simplified structure with greater alignment between shareholders and management

Continued leadership by management with a track record of profitable growth

ROCHESTER, N.Y. -- Broadstone Net Lease, Inc. (“BNL”) today announced that it has entered into a definitive agreement providing for the internalization of the external management functions currently performed for BNL by Broadstone Real Estate, LLC (the “Manager”) and its affiliates through a series of transactions involving the acquisition of the Manager by BNL’s operating company, Broadstone Net Lease, LLC (the “Operating Company”) (such transactions, the “Internalization”), which will result in BNL becoming internally managed. Upon closing, upfront consideration paid to the Manager will be $300 million in cash, stock and operating partnership units, with the potential for additional earnout consideration of $75 million over four tranches of increasing performance incentives, further described below. The transaction is expected to close early in the first quarter of 2020, subject to the satisfaction of certain conditions to closing.

“This internalization transaction is the result of a diligent and detailed process led by the BNL Special Committee,” said Laurie Hawkes, Lead Independent Director and Chairperson of the Special Committee. “We believe that the transaction has numerous positive benefits for BNL shareholders, the most important of which are the substantial cash savings and alignment of management interests, as compared to the existing external management structure.”

“The BNL management team is very excited about this transition and the continuity it provides in our management of Broadstone Net Lease,” said Chris Czarnecki, BNL’s CEO & President. “The entire team remains deeply committed to our mission of growing shareholder value and believes this internalized format provides opportunity for more accretive growth into the future.”

Potential benefits of the Internalization include:

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Immediate Cost Savings; Economies of Scale with Growth – Through elimination of the asset, property, and transaction-based fees currently payable under the management agreements with the Manager, and excluding the one-time costs associated with the transaction, the Internalization is expected to result in cash savings of over $25 million in the first year while facilitating increasing economies of scale as BNL’s equity and asset base grows.

•

Simplified Structure – The Internalization will simplify BNL’s structure through the unification of all of its investment activity, corporate operations, and resources under a single, transparent corporate structure, and provide BNL with the ability to control key functions that are important to the growth of its business. Internalizing management will also mitigate perceived or actual existing conflicts of interest between BNL and the Manager resulting from the current external management structure.

•

Continuity of Management Team; Brings Comprehensive Team into BNL – Upon closing of the Internalization, BNL’s existing management team and corporate staff, who are currently employees of the Manager, including BNL’s current executive officers, will become employees of BNL, providing a seamless transition and clarity as to future senior leadership. Each of Christopher J. Czarnecki, Ryan M. Albano, John D. Moragne, and Sean T. Cutt are expected to terminate their employment with the Manager and enter into employment agreements with BNL or its subsidiary to serve as BNL’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chief Investment Officer, respectively.

To effect the transaction, BNL, the Operating Company, the Manager, and certain other parties entered into an Agreement and Plan of Merger (the “Merger Agreement”), which sets forth the terms of the Internalization. Additional information regarding the terms of the Merger Agreement and the Internalization are available in the Current Report on Form 8-K filed today by BNL with the U.S. Securities and Exchange Commission.

A special committee comprised entirely of independent and disinterested members of BNL’s board of directors (the “Special Committee”), which retained independent legal and financial advisors, as well as BNL’s board of directors, determined that the entry into the Merger Agreement and the completion of the Internalization are fair to and in the best interests of BNL and its stockholders. Pursuant to BNL’s governing documents, stockholder approval of the Internalization is not required.

The consideration paid pursuant to the Merger Agreement will consist of (i) upfront purchase price of $300 million, consisting of approximately $206 million for equity of the Manager, of which more than 80% will be paid in shares of BNL’s common stock and membership units of the Operating Company (“OP Units”), plus assumption of debt of approximately $94 million, payable upon closing of the Internalization, and (ii) additional “earnout” consideration of up to an aggregate of $75 million payable in four tranches of $10 million, $15 million, $25 million, and $25 million if certain milestones related to either (a) the dollar volume-weighted average price of a share of BNL’s common stock (“VWAP of a REIT Share”) following the completion of an initial public offering of BNL’s common stock (“IPO”), or (b) BNL’s adjusted funds from operations (AFFO) per share, prior to the completion of an IPO, are achieved during specified periods of time following the closing of the Internalization. The earnout consideration would be paid in the same proportions of cash, shares of BNL’s common stock, and OP Units as the upfront consideration. A detailed description of the earnout tranches, applicable VWAP of a REIT Share and AFFO per share, and the applicable earnout periods are provided below in Exhibit A.

Under the terms of the Merger Agreement, if BNL does not complete an IPO by December 31, 2020, then the former owners of the Manager who receive shares of BNL’s common stock and/or OP Units will be granted certain redemption rights as a means to provide additional liquidity in the absence of an IPO.

Moelis & Company LLC is acting as financial advisor to the Special Committee in connection with the Internalization. Alston & Bird LLP is acting as legal advisor to the Special Committee in connection with the Internalization. Fried, Frank, Harris, Shriver & Jacobson LLP acted as legal advisor to the Manager in connection with the Internalization.

CALL/PRESENTATION TO DISCUSS INTERNALIZATION

BNL shareholders and interested parties are invited to join a conference call and presentation on Friday, November 22, 2019, at 10:00 a.m. EST to learn more about the Internalization.

To access the live webcast, please visit: https://services.choruscall.com/links/bnl191122.html. If you prefer to listen via phone, please dial: 1-888-349-0109 and request to join the Broadstone Net Lease, Inc. call. International callers may dial 1-412-542-4109, and Canadian participants may dial toll free 1-855-669-9657.

To view a replay of the call, please visit: http://investors.bnl.broadstone.com through December 6, 2019.

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 662 retail, healthcare, industrial, office, and other properties in 42 U.S. states and Canada as of September 30, 2019, BNL targets individual or portfolio acquisitions within the $5 million to $300 million range.

There are currently more than 3,650 stockholders in BNL. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “would be,” “believe,” “continue,” or other similar words. Forward-looking statements involve known and unknown risks, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, the availability of capital to finance planned growth, BNL’s success in its deleveraging efforts, the risk that the Internalization (as defined in BNL’s Quarterly Report on Form 10-Q for the period ended September 30, 2019) will not be consummated within the anticipated time period or at all, and BNL’s ability to effectively and efficiently manage and realize the anticipated benefits of the Internalization, if consummated. These and other risks, assumptions and uncertainties are described in Item 1A “Risk Factors” of BNL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which we filed with the SEC on March 14, 2019, and BNL’s Quarterly Report on Form 10-Q for the period ended September 30, 2019, which was filed on November 12, 2019. These documents, which you are encouraged to read, are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. BNL expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Exhibit A: Further Description of Earnout Tranches

The earnout tranches, applicable VWAP of a REIT Share and AFFO per share, and the applicable Earnout Periods are as follows:

Earnout Tranche	If BNL has completed an IPO		If BNL has not completed an IPO
	VWAP of a REIT Share	Applicable Earnout Period	AFFO per Share	Applicable Earnout Period
$10 million	$90.00	The two-year period beginning on the earlier of (i) the IPO closing date or (ii) December 31, 2020.	$5.85	The two-year period consisting of the calendar years ended December 31, 2020 and December 31, 2021.
$15 million	$95.00	The two-year period beginning on the earlier of (i) the IPO closing date or (ii) December 31, 2020.	$5.95	The two-year period consisting of the calendar years ended December 31, 2020 and December 31, 2021.
$25 million	$97.50	The four-year period beginning on the date that is exactly one year after the earnout period begins for the first and second tranches above.	$6.30	The four-year period consisting of the calendar years ended December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024.
$25 million	$100.00	The four-year period beginning on the date that is exactly one year after the earnout period begins for the first and second tranches above.	$6.70	The four-year period consisting of the calendar years ended December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024.